UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2006
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22962	22-3178468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 Shady Grove Road, Rockville, Maryland (Address of principal executive offices)	20850-7464 (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On June 8, 2006 we completed the transactions contemplated in an asset purchase agreement with TriGenesys, Inc. which we entered into on December 12, 2005 and reported in a Current Report on Form 8-K filed on December 13, 2005. Pursuant to that agreement, we sold to TriGenesys all of the assets of our CoGenesys division. We received Series A Convertible Preferred Stock representing approximately 13% of TriGenesys on a fully diluted basis, in satisfaction of both the $10 million upfront payment for the CoGenesys assets and repayment of approximately $4.8 million of expenses our CoGenesys division incurred since January 1, 2006. TriGenesys assumed certain liabilities of our CoGenesys division, including the salary and benefits obligations of approximately 60 employees and the lease of our facility at 9410 Key West Avenue, Rockville, Maryland. We will provide TriGenesys with certain ongoing transition services.
Pursuant to a license agreement signed on June 8, 2006, we granted TriGenesys exclusive rights to develop and commercialize biological products based on certain human genes discovered by us, and a license to use our proprietary albumin-fusion technology to develop and commercialize certain albumin-fusion proteins for therapeutic use. We are entitled to a portion of the revenue TriGenesys receives from out-licensing or sales of certain biological products successfully developed and commercialized. We will retain the right of first refusal prior to out-licensing by TriGenesys of several specific products that may be developed under the license agreement. In addition, we retained the option of having TriGenesys continue to perform pre-IND development work for up to two of our products per year, with reimbursement for expenses on a cost-plus basis and with TriGenesys being entitled to milestone payments as any resulting products advance through development.
A press release discussing our TriGenesys transaction is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press Release dated June 12, 2006
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: June 12, 2006

Exhibit Index

Exhibit	Description
99.1	Press Release dated June 12, 2006